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EXHIBIT 23.1



                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Island Pacific, Inc. and subsidiaries:

We consent to the use in this Registration Statement of Island Pacific, Inc. (formerly, SVI Solutions, Inc.) on Form S-1 of our report dated July 13, 2001 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
August 25, 2003